Exhibit 23.1(B)

                        Consent of Independent Auditors

To Board of Directors
Imatron Inc.:

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 pertaining to the Imatron Inc. Stock Bonus Incentive Plan of Imatron Inc. of our report dated February 14, 1997, except for Note 17, as to which the date is April 10, 1998, with respect to the consolidated financial statements of Imatron Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
---------------------
    Ernst & Young LLP

San Francisco, California
August 16, 1999